As filed with the Securities and Exchange Commission on May 7, 20120
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	75-3241967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 2nd Ave S St. Petersburg, Florida	33701
(Address of Principal Executive Offices)	(Zip Code)

United Insurance Holdings Corp. 2020 Omnibus Incentive Plan
(Full title of the plan)

Brad S. Kalter
General Counsel, Chief Legal Officer and Corporate Secretary
United Insurance Holdings Corp.
800 2nd Ave S
St. Petersburg, Florida 33701
(Name and address of agent for service)

727-895-7737
(Telephone number, including area code, of agent for service)

Copy to: Brian Fahrney Lindsey Smith Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 (312) 853-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐             Accelerated filer          ☒

Non-accelerated filer ☐             Smaller reporting company      ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	2,000,000 shares (1)	$8.39 (2)	$16,780,000.00 (2)	$2,178.04
 (1) United Insurance Holdings Corp., a Delaware corporation (the “Company”), is filing this Registration Statement to register 2,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the United Insurance Holdings Corp. 2020 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such number of additional shares of Common Stock as may be offered pursuant to the terms of the Plan, which provides for a change in the number or type of securities to prevent dilution as a result of any share exchange, share dividend, stock split, extraordinary cash dividend, or other equity restructuring.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act and based upon the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market on May 4, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) under the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to the Corporate Secretary of the Company at the address and telephone number on the cover page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(b) The Company’s Current Reports on Form 8-K filed with the Commission on January 9, 2020, April 23, 2020 and May 6, 2020.

(c) The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on December 10, 2012, and any subsequent amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as the same exists or may be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. In accordance with Section 102(b)(7) of the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

The Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permitted by the DGCL, as amended from time to time. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation-a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise. In accordance with the Certificate of Incorporation, the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the Company shall indemnify directors, officers, employees and agents as set forth in Section 145 of the DGCL and described in this paragraph.

In addition to the indemnification rights provided for in our Certificate of Incorporation and Bylaws, the Company has entered into indemnification agreements (“Indemnification Agreements”) with certain of its directors. These Indemnification Agreements require the Company to indemnify such directors, subject to certain conditions and exclusions, against certain costs actually and reasonably incurred in connection with a proceeding (i) if such directors were, are, or are threatened to be made, a party to or a participant in a proceeding and (ii) to the fullest extent permitted by applicable law if such directors are, or are threatened to be made, a party to a proceeding. The Indemnification Agreements also provide that, if the indemnification rights provided for in the Indemnification Agreements are unavailable, then (to the fullest extent permissible under applicable law) in the first instance the Company will pay the entire amount incurred by the applicable director in connection with a proceeding without requiring such director to contribute to such payment. These rights of indemnification are not exclusive of any other rights to which the applicable directors are entitled. In addition, these rights of indemnification shall continue, under certain circumstances, after the term of the applicable directors’ service to the Company has ended.

In accordance with Section 145 of the DGCL, the Certificate of Incorporation provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Under the Bylaws, expenses (including attorneys’ fees) incurred by an employee or agent in defending a civil, criminal, administrative or investigative action, suit or proceeding, may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the employee or agent to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company. The Indemnification Agreements also require the Company to advance expenses reasonably incurred by an applicable director in connection with a proceeding upon the execution and delivery by such director of an undertaking to repay such advance to the extent that it is determined that such director is not entitled to indemnification by the Company. These rights of advancement of expenses provided for in the Indemnification Agreements shall continue, under certain circumstances, after the term of the applicable directors’ service to the Company has ended, and are not exclusive of any other rights to which the applicable directors are entitled. Under the Bylaws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Certificate of Incorporation and the Bylaws.

Pursuant to Section 145 of the DGCL and the Bylaws, the Company maintains directors’ and officers’ liability insurance coverage. The foregoing statements are subject to the provisions of Sections 102(b)(7) and 145 of the DGCL, as well as the Certificate of Incorporation and Bylaws, which have been filed as exhibits to this Registration Statement.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1
Second Amended and Restated Certificate of Incorporation (as amended to include the Certificate of Designations, Powers, Preferences and Rights of Series A Junior Participating Preferred Stock of United Insurance Holdings Corp.) (included as exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 8, 2012, and incorporated herein by reference).

4.2
Certificate of Elimination of Series A Junior Participating Preferred Stock, dated as of January 10, 2018 (included as exhibit 3.1 to the Current Report on Form 8-K filed January 12, 2018, and incorporated herein by reference).

4.3	Amended and Restated Bylaws (included as exhibit 3.1 to the Current Report on Form 8-K filed on April 23, 2020, and incorporated herein by reference).

4.4
Specimen Common Stock Certificate (included as exhibit 4.2 to Amendment No. 1 to Post-Effective Amendment No. 1 on Form S-3 (Registration No. 333-150327), filed on December 23, 2008, and incorporated herein by reference).

4.5	United Insurance Holdings Corp. 2020 Omnibus Incentive Plan (included as Appendix A to the Company’s Definitive Proxy Statement filed on April 3, 2020, and incorporated herein by reference).

*5	Opinion of Sidley Austin LLP.

*23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5).

*23.2	Consent of Deloitte & Touche LLP.

*23.3	Consent of RSM US LLP.

*24	Powers of Attorney (contained in the signature page to this Registration Statement).
*Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on May 7, 2020.

UNITED INSURANCE HOLDINGS CORP.

By:	/s/ Brad S. Kalter
Brad S. Kalter General Counsel, Chief Legal Officer and Corporate Secretary

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Forney and B. Bradford Martz, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any filings under Rule 462 promulgated under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ John L. Forney John L. Forney	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2020

/s/ B. Bradford Martz B. Bradford Martz	Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2020

/s/ Gregory C. Branch Gregory C. Branch	Chairman of the Board	May 7, 2020

/s/ R. Daniel Peed R. Daniel Peed	Vice Chairman of the Board	May 7, 2020

/s/ Alec L. Poitevint, II Alec L. Poitevint, II	Lead Director	May 7, 2020

/s/ Kern M. Davis, M.D. Kern M. Davis, M.D.	Director	May 7, 2020

/s/ Michael R. Hogan Michael R. Hogan	Director	May 7, 2020

/s/ William H. Hood, III William H. Hood, III	Director	May 7, 2020

/s/ Sherrill W. Hudson Sherrill W. Hudson	Director	May 7, 2020

/s/ Patrick F. Maroney Patrick F. Maroney	Director	May 7, 2020

/s/ Kent G. Whittemore Kent G. Whittemore	Director	May 7, 2020